Exhibit 23.0

[Letterhead of Craine, Thompson, & Jones, P.C.]

Independent Auditor’s Consent

We consent to the incorporation by reference of our report dated August 30, 2006, on the balance sheets of Jefferson Bancshares, Inc. as of June 30, 2006 and June 30, 2005, and the related statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2006, which report is included in the Annual Report on Form 10-K for the year ended June 30, 2006 of Jefferson Bancshares, Inc., in the Registration Statements on Form S-8 (Nos. 333-106807, 333-106808 and 333-112051) filed by Jefferson Bancshares, Inc. with the United States Securities and Exchange Commission.

/s/ Craine, Thompson, & Jones, P.C.
Craine, Thompson, & Jones, P.C.
Morristown, Tennessee
September 11, 2006